Exhibit 15.3

Our ref       LWP/726901-000001/18601148v2

OneSmart International Education Group Limited
165 West Guangfu Road
Putuo District
Shanghai
People’s Republic of China

31 December 2020

Dear Sirs,

OneSmart International Education Group Limited

We have acted as legal advisors as to the laws of the Cayman Islands to OneSmart International Education Group Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended 31 August 2020.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation—Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP